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                                                                    Exhibit 5.01


               (ALLEN & GLEDHILL ADVOCATES & SOLICITORS LETTERHEAD)



7 October 2003
                                                   BY FAX AND BY COURIER
Flextronics International Ltd.                     FAX NO. 1 650 9385200
36 Robinson Road
#18-01 City House
Singapore 068877

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3 OF FLEXTRONICS INTERNATIONAL LTD.

1. We have acted as legal advisers in Singapore to Flextronics International Ltd. (the "COMPANY") in connection with the issue and sale by the Company of US$500,000,000 1 per cent. Convertible Subordinated Notes due 2010 (the "NOTES"), convertible into ordinary shares of S$0.01 each ("ORDINARY SHARES") in the capital of the Company as described in the Registration Statement on Form $3 (the "REGISTRATION STATEMENT") dated 7 October 2003 under the Securities Act of 1933, as amended (the "SECURITIES ACT").

2.       For the purpose of rendering this opinion, we have examined:

         (i)      a copy of the Registration Statement;

         (ii) an executed copy of the Purchase Agreement (the "PURCHASE AGREEMENT") dated 31 July 2003 made between the Company and the purchasers named therein (the "INITIAL PURCHASERS"), as provided to us by electronic mail on 4 August 2003;

         (iii) an executed copy of the Indenture (the "INDENTURE") dated 5 August 2003 made between the Company and J.P. Morgan Trust Company, National Association, as trustee, as provided to us by electronic mail on 5 August 2003;

         (iv) an executed copy of the registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") dated 5 August 2003 made between the Company and the Initial Purchasers, as provided to us by electronic mail on 5 August 2003;

         (v) copies of the Memorandum and Articles of Association of the Company and its Certificate of Incorporation of Private Company, Certificate of Incorporation on Conversion to a Public Company and Certificate of Incorporation on Change of Name of Company;



A list of the partners and their professional qualifications is open to inspection at the above office
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(ALLEN & GLEDHILL LOGO)                         PAGE 2


         (vi) copies of all resolutions of the Board of Directors of the Company and of the shareholders of the Company passed since the date of incorporation of the Company up to 27 August 2003 relating to the authorisation for the authorised share capital and the allotment and issue of the shares in the capital of the Company (the "COMPANY'S RESOLUTIONS") which were provided to us for inspection by the Company;

         (vii) copies of the resolutions of the Board of Directors of the Company passed on 30 July 2003 and of the Pricing Committee of the Board of Directors of the Company passed on 31 July 2003, less all attachments and tabled documents referred to in such resolutions, as provided to us by electronic mail on 5 August 2003 (the "COMPANY'S BOARD RESOLUTIONS"); and

         (viii) such other documents as we have considered necessary or desirable to examine in order that we may render this opinion.

3.       We have assumed that:

         (i) each of the Purchase Agreement, the Indenture and the Registration Rights Agreement (together the "PRINCIPAL AGREEMENTS") is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Company) and has been validly executed and delivered by and on behalf of each party thereto;

         (ii) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

         (iii) the correctness of all facts stated in each of the Principal Agreements and the Registration Statement (other than those which are the subject of our opinion below);

         (iv) copies of the Memorandum and Articles of Association, the Certificate of Incorporation of Private Company, the Certificate of Incorporation on Conversion to a Public Company and Certificate of Incorporation on Change of Name of Company of the Company submitted to us for examination are true, complete and up-to-date copies;

         (v) copies of the Company's Resolutions and the Company's Board Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Company's Resolutions and the Company's Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Company's Resolutions or the Company's Board Resolutions;

         (vi) each of the Principal Agreements and the Notes constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions other than Singapore;

         (vii) there are no provisions of the laws of any jurisdiction other than Singapore which may be contravened by the execution or delivery of any of the Principal Agreements or the issue, execution, registration, offering, sale or delivery of the Notes and that, insofar as any obligation expressed to be incurred or performed under any of the Principal Agreements or the Notes falls to be performed in or is otherwise subject to the laws of any jurisdiction
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(ALLEN & GLEDHILL LOGO)                         PAGE 3


                  other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

         (viii) all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Principal Agreements and the Notes have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

         (ix) all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental body or agency outside Singapore at any time prior to, on or subsequent to the issue of the Notes for the legality, validity and enforceability of the Principal Agreements and the Notes, and the issue, execution, offering, sale or delivery of the Notes, have been duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been satisfied;

         (x) the Notes have been duly issued, executed, offered, sold and delivered in accordance with the terms of the Purchase Agreement;

         (xi) the total issued share capital of the Company consequent upon the issue by the Company of Ordinary Shares upon conversion of the Notes from time to time will not exceed the authorised share capital of the Company as at that time;

         (xii)    there shall be subsisting a valid authority given pursuant to
                  Section 161 of the Companies Act, Chapter 50 of Singapore for the issue of the Ordinary Shares from time to time;

         (xiii) the Ordinary Shares will not be issued at a discount to the par value of the Ordinary Shares; and

         (xiv) the Ordinary Shares will not be issued in contravention of the Memorandum and Articles of Association of the Company and all applicable laws and regulations.

4. Based on the foregoing and subject to any matters not disclosed to us, we are of the opinion that:

         (i) the Company has taken all necessary corporate action required under the laws of Singapore to authorise the issue of the Notes and the Notes constitute legal, valid, binding and enforceable obligations of the Company under the laws of Singapore; and

         (ii) the Ordinary Shares will be duly authorised and, when issued upon conversion of the Notes in accordance with the terms of the Indenture and upon the issue of share certificates representing the Ordinary Shares in accordance with the Articles of Association of the Company, the Ordinary Shares will be validly issued and fully paid.

5. This opinion relates only to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In respect of the
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(ALLEN & GLEDHILL LOGO)                         PAGE 4

         issue and registration of the Notes and the issue of the Ordinary Shares from time to time, we have assumed due compliance with all matters concerning United States Federal laws, California laws and New York laws and the laws of all other relevant jurisdictions other than Singapore.

6.       The qualifications to which this opinion is subject are as follows:

         (i) enforcement of the obligations of the Company under the Principal Agreements and the Notes may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors' rights;

         (ii) the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court might make an award of damages where an equitable remedy is sought;

         (iii) where under the Principal Agreements and the Notes, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

         (iv) by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right OF action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

         (v) a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

         (vi) where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would BE illegal or contrary to public policy under the laws of that jurisdiction;

         (vii) any provision in the Principal Agreements and the Notes as to severability may not be binding under the laws of Singapore and the question of whether or not such provisions which is illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

         (viii) we express no opinion as to events and conditions which might violate covenants, restrictions or provisions with respect to financial ratios or tests or any contractual provision measured by the financial conditions or results of operation of the Company or any of its subsidiaries;

         (ix) a Singapore court may refuse to give effect to clauses in the Principal Agreements in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs:

         (x) we express no opinion on the legality or enforceability of the performance by the Company of its obligations of indemnification or contribution set forth in the Principal Agreements;

         (xi) any term of an agreement may be amended orally by all the parties notwithstanding provisions to the contrary in the Principal Agreements;
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(ALLEN & GLEDHILL LOGO)                         PAGE 5


         (xii) provisions in the Principal Agreements and the Notes relating to any additional interest or other sum imposed by the Principal Agreements and the Notes on the Company where it has defaulted in the performance of any of its obligations may not be enforceable in a Singapore court is they are construed as a penalty;

         (xiii) this opinion is given on the basis that there has been no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2 of this opinion and on the basis of the laws of Singapore in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Singapore after the date of this opinion; and

         (xiv) except as may be provided for under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, under general principles of Singapore law, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement.

7. Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Notes and the Ordinary Shares or otherwise including, but without limitation, any other document signed in connection with the Notes. Further, our opinion is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental authority or agency without our prior written consent.

8. We consent to the filing of this legal opinion as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 OF the Securities Act or the rules or regulations of the U.S. Securities and Exchange Commission.



Yours faithfully

/s/ Allen & Gledhill